Ruddick Corporation Reports Second Quarter Earnings

   CHARLOTTE, N.C., April 24 -- Ruddick
Corporation  today reported that consolidated sales for the second fiscal quarter ended April 1, 2001 rose 4.5% to $692 million from $662 million a year earlier.  For the six months ended April 1, 2001, sales of $1.4 billion were 6.0% above the $1.3 billion for the comparable period last year.
    During the second quarter of fiscal 2001, the company announced a one-time tax charge of $20 million or $.43 a share to reflect the terms of settlement with the Internal Revenue Service ("IRS") for tax exposure related to the disallowance of deductions for its corporate owned life insurance ("COLI")
policy loan interest for all years of the insurance program.  The agreement provided for the surrender of the related insurance policies, thereby eliminating future negative exposure associated with the COLI program.  The settlement was previously disclosed by the company in its filings with the
United States Securities and Exchange Commission and in a press release dated
April 4, 2001.
    Excluding the one-time income tax charge described above, the company reported earnings per diluted share of $.27 for the second fiscal quarter as compared to $.29 for the comparable period last year.  This was slightly better than the consensus of analyst estimates of $.25 per share as reported by First Call.  Consolidated net income, excluding the income tax charge, declined 4.7% to $12.7 million for the second fiscal quarter from the $13.4 million in the prior year.  The company reported that the decline in earnings before the one-time tax charge was wholly attributed to the weak business conditions at American & Efird (A&E), Ruddick's thread manufacturing subsidiary, and that Harris Teeter, Ruddick's supermarket subsidiary, experienced very strong operating profit.  Including the one-time income tax charge, the company reported a loss in the quarter of $7.3 million or $.16 per diluted share.
    For the six-months ended April 1, 2001, consolidated net income excluding the one-time income tax charge for COLI declined by 10.4% to $23.9 million, or
$.52 per share, from $26.7 million or $.58 per share for the previous year's six-month period.  Including the COLI adjustment, consolidated net income was
$3.9 million or $.08 per share for the six-month period.
    Harris Teeter continued to improve its operating profitability.  Thomas W.
Dickson, President of Ruddick indicated, "The operating performance of Harris
Teeter during the quarter exceeded that of any quarterly period over the last ten years."  The improvement in profitability reflects improvement in comparable store sales, the positive impacts of productivity initiatives and enhanced waste prevention measures.  Total sales for Harris Teeter rose 5.9%
to $607.8 million in the quarter and 7.2% to $1.24 billion for the first half of the year.  Comparable store sales rose 1.6% for the quarter and are up 2.0%
for the year to date.  Dickson said, "We are pleased that our investments in promotional programs are yielding positive results and we plan to continue to be aggressive on this front. We realize it is critical that the customer transactions we bring into the stores with our promotions be profitable.  Our management is clearly focused on managing inventory levels and shrinkage.  The success of these and other cost control initiatives, combined with in-store productivity, allows us to offset the additional costs of increased promotional activity."
    Operating profit at Harris Teeter of $18.7 million in the second quarter of fiscal 2001 increased by 19% over the previous year's second quarter and for the first six months increased to $35.2 million, or 12% over the comparable period last year.  Operating margin on sales improved to 3.08% in the second quarter of 2001 as compared to 2.75% in fiscal 2000.  Dickson commented, "Operating margins have shown improvement and we believe that this, combined with same store sales gains is significant given the competitive environment in the southeast."  The company reports that it continues to observe uneven sales results in non-core markets which has moderated the improving performance.  The company continues to develop specifically targeted merchandising and promotional programs in these markets and has taken other steps to improve their operating impact on the company.
    During the quarter, Harris Teeter opened one new store in its Raleigh,
N.C. market for a total of 161 stores in operation at the end of the second quarter.  Harris Teeter expects to open five new stores, including one replacement store, in the second half of the year.
    A&E's sales of $84.2 million in the 2001 fiscal second quarter were down
5% from the $88.6 million for the same quarter last year.  A&E's total sales of $166.2 million for the first six months of fiscal 2001 decreased 2.7% from the prior-year period when sales were $170.7 million.  Dickson commented,
"Business conditions were weak throughout the quarter because of the decline in retail sales and associated manufacturing activity.  The economic downturn affected all of A&E's major product sectors, including apparel, automotive and home furnishings.
    "During the quarter, we announced the consolidation of our consumer manufacturing operations into one existing facility, and we will complete that move in the third quarter.  We also announced the closing of one distribution center and the consolidation of one of our notions divisions."  Despite staff reductions and other cost containment measures, operating results at A&E were adversely impacted by the sales weakness.  Compared to the same period last year, A&E's operating profit decreased by 33% to $8.0 million for the quarter and by 32% to $16.3 million year to date.  In addition, the operating margin on sales decreased from 13.6% in the fiscal 2000 second quarter to 9.5% in the current quarter, and for the six-month period, from 13.9% last year to 9.8% in
2001.
    Dickson stated,  "Although sales outside the United States were also negatively impacted by a slowing of demand, foreign sales grew 19% and continue to represent a tremendous growth opportunity for A&E.  As production by A&E's customers moves out of the U.S. and into Mexico, the Caribbean and
Central America due to NAFTA and the U.S.-Caribbean Basin Trade Partnership
Act, A&E continues to gain business in these regions.  Additionally, a new dyeing and finishing facility in southern China is on schedule to be completed by the end of this fiscal year."
    Dickson continued, "Business conditions for A&E remain weak and it will be difficult to improve profitability.  Results in the third quarter are not expected to be substantially different from the second quarter.  However, there are indications that inventories in the supply chain appear to be in good shape, which has some of our customers optimistic that any improvement in retail sales could boost their business quickly.  A&E management continues to be firmly focused on optimizing costs.  This includes consolidation and downsizing as necessary.  Sales, profit projections, and capital spending plans are being revised downward for the remainder of the year."
    During the second quarter, depreciation and amortization for Ruddick
Corporation totaled $20.9 million and capital expenditures totaled $20.5 million.  During the quarter Harris Teeter spent $15.2 million in capital expenditures, down from the $22.7 million it spent in the first quarter.  This decline is consistent with Harris Teeter's announced intent to reduce spending for the year to $67 million, 33% below last year's level.  Harris Teeter will focus new store opportunities in future periods in its core markets.  A&E's capital expenditures were reduced in the second quarter to $5.3 million from
$6.5 million in its first fiscal quarter.  A&E is estimating capital spending of less than $25 million for the year which includes the new China facility.
This is down from $27 million estimated at the end of the first quarter.  Our companies have reduced capital spending to maintain financial flexibility in response to uncertain economic conditions.

    This news release contains forward-looking statements that involve uncertainties.  A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and
Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; and the extent and speed of the successful execution of strategic initiatives in each of the operating companies.
    Ruddick Corporation is a holding company which operates two subsidiaries:
Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.
    Selected information regarding Ruddick Corporation and its subsidiaries is attached.  For more information on Ruddick Corporation, visit our web site at:
http://www.ruddickcorp.com.

                             RUDDICK CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)
                                (In thousands)

                                       Quarter Ended
    Six Months Ended
                                     April 1,   April 2,
April 1,   April 2,
                                      2001
   2000       2001      2000

    Net Sales
      American & Efird               $84,172   $88,559   $166,200    $170,746
      Harris Teeter                  607,759   573,760  1,240,695   1,157,030
        Total                        691,931   662,319  1,406,895   1,327,776

    Gross Profit
      American & Efird                23,110    26,627     45,942      51,568
      Harris Teeter                  169,517   161,482    340,563     324,847
        Total                        192,627   188,109    386,505
   376,415

    Operating Profit
      American & Efird                 8,038    12,073     16,262      23,743
      Harris Teeter                   18,740    15,781     35,171      31,535
        Total                         26,778    27,854
51,433      55,278

    Other Costs and Deductions
      Interest expense, net            3,920     3,750      8,006       7,586
      Other expense, net               1,583     1,812      3,104       3,269
      Minority interest                  393       194        811
       335
        Total                          5,896     5,756
  11,921      11,190

    Income before taxes               20,882    22,098     39,512      44,088
    Taxes                             28,144     8,737
35,585      17,370
    Net income                       ($7,262)  $13,361     $3,927     $26,718

    Earnings Per Share - Basic         ($.16)     $.29       $.08        $.58
    Weighted Average Number of Basic
     Shares Outstanding               46,268    46,283     46,255      46,337
    Earnings Per Share - Diluted       ($.16)     $.29       $.08        $.58
    Weighted Average Number of
     Diluted Shares Outstanding       46,330    46,344     46,307      46,453

                             RUDDICK CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)
                                (In thousands)

           April 1,        April 2,

            2001            2000

    ASSETS
    Current assets
      Cash and temporary cash investments           $20,145          $15,876
      Accounts receivable, net                       73,845
84,679
      Inventories
240,848          239,305
      Other
      38,622           33,900
          Total current assets                      373,460
   373,760
    Property, net of accumulated
     depreciation                                   587,817
         549,742
    Investments and other assets                     72,865           73,839

          Total Assets                           $1,034,142
      $997,341

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Notes payable                                  $1,165
             $14
      Current portion of long-term debt                 314            2,905
      Accounts payable and accrued
       expenses
  230,335          212,450
      Income taxes payable                           24,822
     11,877
          Total current liabilities                 256,636          227,246
    Long-term debt                                  212,271
        220,755
    Deferred income taxes and liabilities            87,645           86,557
    Minority interest                                 8,949
         4,900
    Shareholders' equity                            468,641
   457,883

          Total Liabilities and Equity           $1,034,142         $997,341

    Operating Statistics*
    April 1, 2001
   (Dollars in millions)

                        Consolidated

  American     Harris      Ruddick

   & Efird     Teeter   Corporation
    2nd Quarter 2001
    Earnings before interest, taxes,
         depreciation and amortization
          (EBITDA)                            $12.9
  $34.0        $45.7
    Depreciation and amortization               5.3       15.3         20.9
    Capital expenditures                        5.3       15.2
    20.5
    Working capital increase (decrease)        (1.4)     (25.9)       (29.1)
    Total assets                              297.9      696.3
     1,034.1
    Capital employed+                         222.7      424.8
   690.2
    Stores in operation                         n/a        161
       161

    Year To Date
    Earnings before interest, taxes,
         depreciation and amortization
          (EBITDA)                            $25.6
  $65.7        $88.9
    Depreciation and amortization              10.2       30.5         41.4
    Capital expenditures                       11.8       37.9
   49.7
    Working capital increase (decrease)         3.2      (36.0)       (16.1)
    Total assets                              297.9      696.3
     1,034.1
    Capital employed+                         222.7      424.8
   690.2
    Stores in operation                         n/a        161
       161

     *  Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.
     +  Long-term debt including current portion, capital leases, minority interests and shareholders' equity.

    Contact: John B. Woodlief, Vice President -- Finance of Ruddick
Corporation, 704-372-5404.

SOURCE Ruddick Corporation

Web Site: http://www.ruddickcorp.com